Exhibit 10.8

Nano Textile Ltd.

18 October 2018

Fashion For Good B.V.Rokin 102

1012 KZ Amsterdam, the Netherlands

Re:	Participation Rights

This letter will confirm our agreement that effective as of the purchase by Fashion For Good B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its corporate seat in Rokin 102, 1012 KZ Amsterdam, the Netherlands, and registered at the Dutch Commercial Register under number 6696074 and certain of its affiliates (collectively, “Investor”) of a Simple Agreement for Future Equity (the “SAFE”) of Nano-Textile Ltd. (the “Company”) in the principal amount of €100,000 (the “Principal Balance”), Investor shall receive the rights set forth herein, subject to the terms and conditions set forth herein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the SAFE.

1.                  Participation Rights in Equity Financing

(a)               General. Investor shall have the right of first offer to purchase such Investor’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined in Section 1(b) below) that the Company may issue in the Equity Financing (as defined in the SAFE), provided, however, such Investor shall have no right to purchase any such New Securities if such Investor cannot demonstrate to the Company’s reasonable satisfaction that such Investor is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended. Investor’s “Pro Rata Share” for purposes of this right of first offer is a number of the New Securities issued in the Equity Financing sufficient for Investor to maintain its ownership percentage of two and twenty-three hundredths percent (2.23%) of the Company’s stock on an as-converted and fully-diluted basis as of the close of the Equity Financing. Investor shall be entitled to apportion the right of first offer hereby granted it pursuant to this Section 1 among itself and its affiliates in such proportions as it deems appropriate.

(b)               New Securities. “New Securities” shall mean shares of capital stock or securities convertible into or exchangeable or exercisable for capital stock issued by the Company in connection with a Equity Financing (as defined in the SAFE).

(c)               Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to Investor a written notice of its bona fide intention to issue New Securities (the “Notice”) describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Investor shall have ten (10) days from the date such Notice is effective (such date, the “ROFR Termination Date”) given in accordance with the notice provisions in the SAFE to agree in writing to purchase such Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Investor’s Pro Rata Share). If all New Securities that Investor is entitled to obtain pursuant to this Section 1 are not elected to be purchased as provided herein, the Company may offer the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice.

2.                  Participation Rights after the Equity Financing. The Investor will execute and deliver to the Company all transaction documents related to the Equity Financing; provided, however, that such transaction documents will provide the Investor (or one or more of its affiliates) with a right to purchase that number of shares necessary to maintain its pro rata ownership of the Company, on a fully-diluted basis calculated immediately prior to the closing of the Equity Financing, in only the subsequent round of equity financing by the Company occurring after the Equity Financing, on the same terms and conditions thereof.

3.                  Information Rights. Company shall provide Investor with an operations report once per year, on January 15th each year (“Annual Investor Update”). The Annual Investor Update will include a current capitalization table, balance sheet, profit and loss statement, budget/forecast for the next year, an operations report in a manner determined by the CEO, and any and all changes in Material Debt raised by Company (”Annual Business Report”). Additionally, Company shall give Investor as much advance notice as possible when raising Material Debt. Material Debt includes, but is not limited to, SAFEs, convertible notes and venture debt (“Material Debt”).

4.                  Anti-Dilution Protection. The Company hereby agrees to issue the Investor the number of additional shares of common as is necessary to preserve its then ownership stake in the Company in the event of an issuance of equity securities to Zhongguancun Translational Medicine (“ZTM”), or its affiliates, in satisfaction of any existing obligation it has to issue ZTM such securities subsequent to the date on which the Investor receives any SAFE Preferred Stock or other securities in connection with or arising out of the SAFE.

5.                  Miscellaneous. This letter agreement shall be governed by and construed under the laws of the State of Israel. The Company and Investor hereby irrevocably submit to the jurisdiction of the courts of the State of Israel situated in Tel Aviv to adjudicate any dispute arising out of or relating to this letter agreement. This letter agreement constitutes a valid and binding agreement of the parties hereto, enforceable against each party in accordance with the law. The rights described herein shall terminate and be of no further force or effect upon the first to occur of (i) the closing of a Change of Control (as defined in the SAFE) or the liquidation, dissolution or winding-up of the Company, or (ii) such date as Investor holds no securities of the Company. This letter agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument. This letter agreement and the SAFE contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, and supersede any prior agreements or understandings, whether written or oral.

Nano Textile Ltd.

By:

Mr. Joshua Herchcovici

Founder and Chairman

AGREED AND ACCEPTED:

Fashion For Good B.V

By: _______________________________

Katrin Ley, Managing Director

By: _______________________________

Angela Schuler-Keiser, General Proxy Holder